Exhibit 16.1

March 18, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Form 6-K filed with the U.S. Securities and Exchange Commission on March 18, 2026 of Lianhe Sowell International Group Ltd (the “Company”) and agree with the statements relating only to WWC, P.C, contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the Form 6-K

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171